Exhibit 99.1

Equillium Announces Feedback from the U.S. Food and Drug Administration

LA JOLLA, California, April 24, 2025 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced that the company has received feedback from its Type D meeting with the U.S. Food and Drug Administration (FDA) to discuss the regulatory pathway for Accelerated Approval, as well as the company’s filing for Breakthrough Therapy designation for itolizumab for first-line treatment of acute graft-versus-host disease (aGVHD).

The FDA declined to grant Breakthrough Therapy designation or support an Accelerated Approval pathway based on the EQUATOR study data. The FDA highlighted its attention to achieving response outcomes at Day 29, per existing FDA guidance; however, the FDA did indicate openness to evaluating other endpoints, including longer term outcomes, provided independent data supports the validity of such endpoints.

“We are clearly disappointed with the FDA feedback that focused almost exclusively on Day 29 outcomes,” said Bruce Steel, chief executive officer at Equillium. “While itolizumab did not demonstrate improvements by Day 29, we believe the very favorable safety profile and totality of longer-term data were clinically compelling and suggest itolizumab may confer a meaningful benefit for patients suffering from this severe orphan disease where mortality rates remain very high. Based on this feedback we plan to accelerate closure of the EQUATOR study. We are very grateful to all of the patients, clinical sites, and our partners who helped us conduct this important study.”

“It has long been the priority of Equillium to leverage corporate development to expand our pipeline and provide strategic options for the company. We will continue to evaluate options to advance or partner itolizumab for future clinical development that will likely be needed to support approval, as well as explore options with the rest of our novel therapeutic candidates directed towards immuno-inflammatory diseases,” continued Mr. Steel.

Equillium’s cash and cash equivalents as of March 31, 2025 totaled $14.5 million, which the Company believes are capable of funding operations into the third quarter of 2025, based on certain assumptions and estimates that may prove to be inaccurate.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of several novel immunomodulatory assets and product platform targeting immuno-inflammatory pathways.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans and strategies with respect to advancing or partnering itolizumab, the potential benefits of Equillium’s product candidates, the FDA’s willingness to evaluate other endpoints for itolizumab, Equillium’s plans to accelerate closure of the EQUATOR study, Equillium’s plans to explore options with respect to the rest of its novel therapeutics candidates, Equillium’s ability to raise additional capital, and Equillium’s cash runway. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to raise additional capital on terms acceptable to Equillium, or at all; Equillium’s ability to continue as a going concern; Equillium’s ability to execute its plans and strategies; Equillium’s ability to identify, negotiate and enter into a strategic transaction on terms acceptable to Equillium, or at all, based on its current cash runway; the risk that Equillium may need to windup its operations entirely and, in such event, may not be able to return any capital to its stockholders; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and changes in Equillium’s strategic plans. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com